Exhibit 99.4

Mirati Therapeutics Announces Long-term Survival Results from an Exploratory Analysis of Sitravatinib plus Nivolumab in Patients with Non-squamous Non-Small Cell Lung Cancer Who are Resistant to Checkpoint Inhibitors

SAN DIEGO – September 20, 2021 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced results from a post hoc exploratory analysis of the Phase 2 study, MRTX-500. Results showed durable responses and long-term survival with sitravatinib in combination with nivolumab (OPDIVO®)1 in patients with second or third line non-squamous non-small cell lung cancer (NSCLC) who experienced clinical benefit on a prior checkpoint inhibitor (CPI) and subsequent disease progression (n=68).

The findings (Abstract # 1191O) will be presented in an oral presentation today at 8:20 a.m. ET during the NSCLC Proffered Paper Session II at the European Society for Medical Oncology Congress (ESMO) 2021.

In this exploratory analysis, the median progression free survival (PFS) was 5.7 months (95% Confidence Interval, CI: 4.9, 7.6) and the median overall survival (OS) was 14.9 months (95% CI: 9.3, 21.1), with 56% and 32% of these patients alive at one year and two years, respectively. The objective response rate (ORR) was 18%, with 3% of patients achieving a complete response (CR) and 15% of patients achieving a partial response (PR). The median duration of response (DOR) was 12.8 months.

“As many as seventy percent of patients with non-small cell lung cancer have progression of their disease on or after receiving checkpoint inhibitor therapy, leaving these patients with a continued unmet medical need,” said Dr. Ticiana Leal, M.D., lead study author, and faculty member at Emory University. “Targeting the TAM and VEGFR receptor tyrosine kinases has been shown to modulate the tumor microenvironment toward a less immunosuppressive state. The encouraging results presented today support combining sitravatinib with a checkpoint inhibitor to help augment the antitumor response.”

The sitravatinib and nivolumab combination in this analysis was well-tolerated and consistent with what has been previously reported for this regimen in patients with non-squamous NSCLC who are CPI experienced. Grade 3/4 treatment-related adverse events (TRAEs) were reported in 66% of patients. The rate of TRAEs leading to study treatment discontinuation was 22%.

“These data reinforce the scientific rationale to combine sitravatinib with nivolumab, which in this analysis, resulted in extending overall survival in patients with non-squamous non-small cell lung cancer, or NSCLC, and compares favorably to historical results with the standard of care, docetaxel,” said Charles M. Baum, M.D., Ph.D., president, founder and head of research and development, Mirati Therapeutics, Inc. “The exploratory Phase 2 results support our ongoing Phase 3 SAPPHIRE study, which is evaluating this same regimen in patients with second or third line NSCLC who are resistant to immune checkpoint inhibitor therapy, and is expected to have an interim overall survival readout in the second half of 2022.”

Virtual Investor Event

Mirati Therapeutics will host a virtual Investor Event on Monday, September 20, 2021 at 8:30 a.m. ET / 5:30 a.m. PT.

Company executives will discuss:

•	A top-line update from the Phase 2 registrational cohort of the KRYSTAL-1 study evaluating adagrasib in previously-treated patients with KRASG12C-mutated NSCLC

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Findings from the colorectal cancer (CRC) cohort of the Phase 1/2 KRYSTAL-1 study evaluating adagrasib as monotherapy and in combination with cetuximab in patients with heavily pretreated CRC harboring the KRASG12C mutation, as presented at the 2021 ESMO Congress

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Results from the Phase 2 MRTX-500 study evaluating sitravatinib combined with nivolumab in patients with non-squamous NSCLC who progressed on or after prior checkpoint inhibitor therapy, as presented at the 2021 ESMO Congress

Investors and the general public are invited to register and listen to a live webcast of the event through the “Investors and Media” section on Mirati.com. A replay of the event will be available shortly after the conclusion of the event.

About MRTX-500

MRTX-500 (NCT02954991) is an open-label, parallel Phase 2 study evaluating the tolerability and clinical activity of sitravatinib in combination with nivolumab in patients with locally advanced, unresectable or metastatic non-squamous non-small cell lung cancer (NSCLC) who have experienced progression of disease on or after treatment with a checkpoint inhibitor (CPI). Patients received oral sitravatinib once daily (QD) in combination with nivolumab 240/480 mg intravenously every 2/4 weeks, as continuous 28 day cycles. The primary endpoint was objective response rate as defined by RECIST 1.1. Secondary endpoints included safety, tolerability, duration of response, progression free survival, and overall survival.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. Sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib’s potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are resistant to prior immune checkpoint inhibitor therapy and progressed on platinum doublet therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combinations with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib in combination with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

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About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics, visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: Temre Johnson | 858-332-3562 | ir@mirati.com

Media Relations: Priyanka Shah | 908-447-6134 | media@mirati.com

[1]	OPDIVO® is a registered trademark of Bristol Myers Squibb

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